Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2013

•	Adjusted EBITDA of $0.8 million, including impact of litigation expense, exceeding guidance

•	Net Loss of ($10.3) million, exceeding guidance

•	Service & Technology revenue of $61.8 million in the first quarter, an increase of 13% year-over-year, meeting the high-end of the guidance range

•	MSO revenue increased 98% year-over-year

•	Largest quarterly MSO subscription increase in over seven years; MSO subscription base increased by 277,000 subscriptions

•	Signed a distribution deal with Atlantic Broadband, the 12th largest U.S. MSO

•	Midcontinent and GCI recently launched TiVo offering; Mediacom expected to deploy in June

•	Launch of 'What to Watch' feature on the TiVo iPad app helps users easily find personalized program recommendations in real time without the need to surf channels or use a program guide

•	Enhanced TiVo Research & Analytics offering with merger of the TiVo Power||Watch ratings service with purchasing behavior insights

•	Repurchased $31 million of stock in the first quarter

•	Patent trial with Motorola set to begin on June 10th

SAN JOSE, CA - May 20, 2013 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the first quarter ended April 30, 2013.

Tom Rogers, President and CEO of TiVo, said, “The solid financial results this quarter were the outcome of strong operational execution across our business. Our advanced television innovation is helping to drive the global adoption of TiVo as we increased our MSO subscription base by 277,000 subscriptions, our strongest quarter of MSO subscription additions in seven years. We delivered 13% year-over-year service and technology revenue growth and reported an Adjusted EBITDA profit, which significantly exceeded our guidance. As a result, we continue to believe that we should be Adjusted EBITDA profitable, even when including litigation spend, for Fiscal 2014.”

For the first quarter, service and technology revenues were $61.8 million. This compared to guidance of $60 million to $62 million and $54.5 million for the same quarter last year. TiVo reported a net loss of $(10.3) million, compared to guidance of a net loss of $(16) million to $(19) million. This compared to a net loss of $(20.8) million in the same quarter last year. Adjusted EBITDA was $0.8 million, exceeding guidance of $(5) million to $(8) million and compared to a loss of $(10.0) million in the same quarter last year. Both net income and Adjusted EBITDA included $10.9 million of litigation expense, which compared to $5.4 million in the year-ago quarter. In addition, TiVo repurchased $31 million of stock in the first quarter through open market purchases and from tax withholdings on employee restricted share vesting. Since the time our board authorized the $100 million repurchase plan, the combination of these two repurchase strategies has retired a total of almost $57 million worth of our equity.

Rogers continued, “On the operator front, we are continuing to see impressive subscription growth. Our MSO subscription additions underscore that the TiVo offering is helping operators acquire customers, reduce churn and improve revenue per subscriber.

“More specifically, Virgin Media added 172,000 TiVo subscriptions in its fiscal first quarter, bringing the total to 1.5 million, or 40% of its entire base. Importantly, Virgin Media posted its sixth straight quarter of improving churn, exemplifying the stickiness of the TiVo offering. In Spain, ONO recently announced that its TiVo subscription base is now at 166,000, up 68% from three months ago. In the U.S., Suddenlink had another strong quarter of subscription additions, recently reporting that 80,000 TiVo devices were installed to date. In addition, Suddenlink has seen significant acceleration in the growth of its TiVo subscription base since it began installing our Whole-Home solutions, TiVo Mini and TiVo Stream.

“In addition to the success we have had with existing operator relationships, Midcontinent Communications and GCI recently began deploying TiVo. Additionally, we expect Mediacom to deploy in June and CableONE to follow thereafter. In Scandinavia, Com Hem is moving closer to launching their TiVo offering and recently started pre-registration. This new IPTV video delivery allows Com Hem to offer TiVo both in its traditional form and directly from the cloud to connected devices without the need for a set-top box. We believe this cloud implementation will further broaden the appeal of TiVo to pay-TV operators across the globe. Additionally, we signed a distribution deal with Atlantic Broadband, the 12th largest U.S. MSO, who has over 250,000 subscribers in seven states on the East Coast.

“On the TiVo-Owned front, we continue to efficiently manage the business as churn remained low and subscription acquisition costs were down approximately 20%. Driving this decrease were improved hardware margins, where nearly half of new sales were for our high end four-tuner products, which are typically hardware margin positive. Additionally, we are launching MLB.com tomorrow, adding to the millions of pieces of content available through the TiVo retail platform.

“From an innovation standpoint, this quarter we launched at retail TiVo Mini which answers the consumer demand for a simplified whole-home viewing experience and is a more cost-effective solution than adding an additional DVR or cable set-top box in another room. This is currently the only multi-room solution of its kind available at retail. A major thrust for TiVo going forward will be increasing the personalization of the television experience. Our newest offering on this path is our just-announced 'What to Watch Now' feature on our TiVo iPad App which brings together our mobile and personalization strategies. This feature personalizes the TV experience by combining TiVo Recommendations and the preferences of the TiVo user into a personal dashboard on the tablet that frames just what the viewer wants every time they turn on the TV.

“Looking ahead, we're continuing to focus on our vision of making consumption of television more personalized, with more programming choices customized according to user-defined preferences and accessible from the cloud enabling users to get those programming choices through TiVo on different devices regardless of location. Importantly, we are developing these innovative solutions while having reduced our R&D spend by 13% compared to the year-ago quarter's levels.

“Regarding our TiVo Research and Analytics business, our unique audience measurement research data continues to be a valuable tool for major brands, advertisers and networks that are looking for a more granular understanding of TV viewing behavior. This quarter, we enhanced our abilities further in two ways. First, we signed an agreement to ensure that Nielsen data is available alongside our single-source data solution. The ease and convenience of being able to access the Nielsen information along with the deeper analysis of the TiVo Research and Analytics product provides, creates the simplicity that our customers have been seeking. Second, to further foster ease and convenience for our client base, we merged the TiVo Power||Watch ratings service with the purchasing behavior insights from TiVo Research and Analytics. In doing this, we have further differentiated our offering; we are now able to provide marketers with insights to help them analyze the personal traits and attitudes of viewers while correlating this to their viewing behavior and purchase decisions.

“On the litigation front, our trial with Motorola in the Eastern District of Texas begins on June 10th. Similar to our past successes with EchoStar, AT&T, and Verizon, we remain confident in our position.”

Rogers concluded, “It is clear from our results that our vision for the future of TV is playing out as we expected it to. We saw one of the best quarters ever in terms of subscription growth, driven by a number of our existing operator deals in the U.S. and abroad that are fully up and running. As a result, we delivered solid MSO revenue growth, which we expect will only continue as we roll out additional deployments. Furthermore, we believe we can drive additional value by continuing to offer some of the most innovative products available, build our audience measurement capabilities and defend our intellectual property in upcoming trials. Consequently, we continue to believe we should be Adjusted EBITDA profitable, including litigation spend, for Fiscal 2014.”

Management Provides Financial Guidance

For the second quarter of Fiscal Year 2014, TiVo anticipates service and technology revenues in the range of $68 million to $70 million. Further, the company expects MSO deployments to drive sequential increases in both service revenue and technology revenue.

TiVo anticipates net loss in the range of ($13) million to ($16) million, and an Adjusted EBITDA of positive $1 million to ($2) million, which includes $9 million to $11 million of litigation spend. TiVo expects to be profitable on an Adjusted EBITDA basis excluding litigation spend.

For the full year Fiscal 2014, TiVo continues to anticipate that current business trends should drive Adjusted EBITDA profitability, including litigation spend.

This financial guidance is based on information available to management as of May 20, 2013. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter ended April 30, 2013 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, May 20, 2013. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 68883943). The Webcast will be archived and available through May 27, 2013 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 68883943.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2013 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), TiVo's future financial performance including Adjusted EBITDA profitability in Fiscal Year 2014, future growth in TiVo's overall subscription base, the future availability of TiVo offering with Com Hem, Cable ONE, and Mediacom as well as future MSO customers, future availability of MLB.com, future decreases in TiVo R&D spending, and the future strength and value of TiVo's intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2013 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended April 30,
	2013	2012
Revenues
Service revenues	$34,062	$30,621
Technology revenues	27,725	23,887
Hardware revenues	20,786	13,261
Net revenues	82,573	67,769
Cost of revenues
Cost of service revenues	10,805	8,379
Cost of technology revenues	3,711	6,286
Cost of hardware revenues	18,496	18,471
Total cost of revenues	33,012	33,136
Gross margin	49,561	34,633
Research and development	26,462	30,560
Sales and marketing	8,507	6,224
Sales and marketing, subscription acquisition costs	1,859	1,257
General and administrative	21,786	16,166
Total operating expenses	58,614	54,207
Loss from operations	(9,053)	(19,574)
Interest income	823	908
Interest expense and other income (expense), net	(1,974)	(1,982)
Loss before income taxes	(10,204)	(20,648)
Provision for income taxes	(115)	(126)
Net loss	$(10,319)	$(20,774)

Net loss per common share
Basic	$(0.09)	$(0.17)
Diluted	$(0.09)	$(0.17)

Loss for purposes of computing net loss per share:
Basic	$(10,319)	$(20,774)
Diluted	$(10,319)	$(20,774)

Weighted average common and common equivalent shares:
Basic	121,380,553	118,946,297
Diluted	121,380,553	118,946,297

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	April 30, 2013	January 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$102,666	$157,104
Short-term investments	468,211	470,136
Accounts receivable, net of allowance for doubtful accounts of $359 and $362, respectively	33,847	40,102
Inventories	12,721	14,500
Deferred cost of technology revenues, current	16,334	14,713
Prepaid expenses and other, current	10,668	9,168
Total current assets	644,447	705,723
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $52,461 and $51,012, respectively	9,526	10,300
Intangible assets and capitalized software, net of accumulated amortization of $22,582 and $21,323, respectively	14,827	16,086
Deferred cost of technology revenues, long-term	19,155	16,011
Goodwill	12,266	12,266
Prepaid expenses and other, long-term	3,127	3,267
Total long-term assets	58,901	57,930
Total assets	$703,348	$763,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$25,993	$24,492
Accrued liabilities	35,563	50,043
Deferred revenue, current	98,974	103,505
Total current liabilities	160,530	178,040
LONG-TERM LIABILITIES
Deferred revenue, long-term	61,202	71,823
Convertible senior notes	172,500	172,500
Deferred rent and other long-term liabilities	484	526
Total long-term liabilities	234,186	244,849
Total liabilities	394,716	422,889
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 133,031,409 and 129,545,267, respectively, and outstanding shares are 126,547,865 and 125,622,357, respectively	133	129
Treasury stock, at cost: 6,483,544 shares and 3,922,910 shares, respectively	(68,528)	(37,791)
Additional paid-in capital	1,069,388	1,060,532
Accumulated deficit	(692,647)	(682,328)
Accumulated other comprehensive income	286	222
Total stockholders’ equity	308,632	340,764
Total liabilities and stockholders’ equity	$703,348	$763,653

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended April 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,319)	$(20,774)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	2,708	2,088
Stock-based compensation expense	7,146	7,449
Amortization of discounts and premiums on investments	1,258	1,582
Non-cash loss on overallotment option and amortization of deferred debt issuance costs	240	240
Allowance for doubtful accounts	42	29
Changes in assets and liabilities:
Accounts receivable	6,213	(838)
Inventories	1,779	(9,419)
Deferred cost of technology revenues	(4,368)	(862)
Prepaid expenses and other	(1,184)	(1,835)
Accounts payable	2,042	(7,503)
Accrued liabilities	(14,480)	(3,970)
Deferred revenue	(15,152)	(10,325)
Deferred rent and other long-term liabilities	(42)	134
Net cash used in operating activities	$(24,117)	$(44,004)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(120,614)	(117,066)
Sales or maturities of short-term investments	120,929	122,922
Acquisition of property and equipment	(1,216)	(1,592)
Net cash provided by (used in) investing activities	$(901)	$4,264
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	1,317	2,741
Treasury stock - repurchase of stock	(30,737)	(6,949)
Net cash used in financing activities	$(29,420)	$(4,208)
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(54,438)	$(43,948)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	157,104	169,555
Balance at end of period	$102,666	$125,607

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	April 30		Three Months Ending
	2013	2012	July 31, 2013
	(In thousands)		(In millions)
Net loss	$(10,319)	$(20,774)	$(16) - $(13)
Add back:
Depreciation & amortization	2,708	2,088	$3
Interest income & expense	1,151	1,066	$1
Provision for income tax	115	126	0
EBITDA	(6,345)	(17,494)	$(12) - $(9)
Stock-based compensation	7,146	7,449	$11 - $10
Adjusted EBITDA	$801	$(10,045)	$(2) - $ 1
Litigation expenses	$10,878	$5,422	$11 - $9
Litigation proceeds (past damage awards)	$0	$0	$0
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$11,679	$(4,623)	$8 - $10

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended April 30,
(Subscriptions in thousands)	2013	2012
TiVo-Owned Subscription Gross Additions:	24	24
Subscription Net Additions/(Losses):
TiVo-Owned	(22)	(29)
MSOs	277	235
Total Subscription Net Additions/(Losses)	255	206
Cumulative Subscriptions:
TiVo-Owned	1,007	1,080
MSOs	2,397	1,405
Total Cumulative Subscriptions	3,404	2,485
Fully Amortized Active	181	238
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	52%	55%

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Below is a table that details the change in our subscription base during the last eight quarters. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices and for which TiVo incurs acquisition costs. The MSO lines refer to subscriptions sold to consumers by MSOs such as DIRECTV, Virgin, ONO, RCN, Grande, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Prior to November 1, 2011 we amortized all product lifetime subscriptions over a 60 month period. Effective November 1, 2011, we have extended the period we use to recognize product lifetime subscription revenues from 60 months to 66 months for product lifetime subscriptions where we have not recognized all of the related deferred revenue as of the reassessment date. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2013	2012
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,018	1,095
TiVo-Owned subscription cancellations	(46)	(53)
TiVo-Owned Churn Rate per month	(1.5)%	(1.6)%

TiVo-Owned Churn Rate per Month.
Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity and installation and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2013	2012	2013	2012
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,859	$1,257	$9,262	$7,416
Hardware revenues	(20,786)	(13,261)	(76,116)	(54,239)
Less: MSOs'-related hardware revenues	16,002	9,268	52,583	37,986
Cost of hardware revenues	18,496	18,471	78,208	69,057
Less: MSOs'-related cost of hardware revenues	(11,079)	(10,159)	(39,355)	(31,941)
Total Acquisition Costs	4,492	5,576	24,582	28,279
TiVo-Owned Subscription Gross Additions	24	24	117	111
Subscription Acquisition Costs (SAC)	$187	$232	$210	$255

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,
TiVo-Owned Average Revenue per Subscription	2013	2012
	(In thousands, except ARPU)
Total Service revenues	$34,062	$30,621
Less: MSOs'-related service revenues	(8,083)	(4,086)
TiVo-Owned-related service revenues	25,979	26,535
Average TiVo-Owned revenues per month	8,660	8,845
Average TiVo-Owned subscriptions per month	1,018	1,095
TiVo-Owned ARPU per month	$8.51	$8.08

	Three Months Ended April 30,
MSOs' Average Revenue per Subscription	2013	2012
	(In thousands, except ARPU)
Total Service revenues	$34,062	$30,621
Less: TiVo-Owned-related service revenues	(25,979)	(26,535)
MSOs'-related service revenues	8,083	4,086
Average MSOs' revenues per month	2,694	1,362
Average MSOs' subscriptions per month	2,261	1,283
MSOs' ARPU per month	$1.19	$1.06

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs' ARPU if such fixed minimum fee is spread over a small number of subscriptions. Additionally, ARPU for our MSO subscriptions may not be reflective of revenues received by TiVo as in certain cases the cost of development for such MSO customer may be deferred on our consolidated balance sheet until later when related revenues from service fees are received and are first recognized as Technology revenues by us until the previously deferred costs of development are fully expensed. This recognition of service fees as Technology revenues will have the effect of lowering ARPU for certain of our MSO subscriptions until such costs of development are fully expensed.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs’ subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs’ subscription service revenues and MSOs’-related advertising and audience research measurement revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.